Exhibit 24

POWER OF ATTORNEY

The undersigned Directors of Valmont Industries, Inc., a Delaware Corporation, hereby constitute and appoint Mogens C. Bay as attorney-in-fact in their name, place and stead to execute Valmont’s annual report on Form 10-K for the fiscal year ended December 27, 2008, together with any and all subsequent amendments thereof in their capacity as Director and hereby ratify all that said attorney-in-fact may do by virtue thereof.

DATED this 23rd day of February, 2009.

/s/ Glen A. Barton	/s/ K. R. (Kaj) den Daas
Glen A. Barton, Director	K. R. (Kaj) den Daas, Director

/s/ Stephen R. Lewis, Jr.	/s/ Daniel P. Neary
Stephen R. Lewis, Jr., Director	Daniel P. Neary, Director

/s/ Thomas F. Madison	/s/ Walter Scott, Jr.
Thomas F. Madison, Director	Walter Scott, Jr., Director

/s/ Kenneth E. Stinson
Kenneth E. Stinson, Director